Exhibit 99.1

Contact:	Cathy Engel	FOR IMMEDIATE RELEASE
PECO
2301 Market Street, S14-1
Philadelphia, PA 19103
215-841-5555
catherine.engel@peco-energy.com

PUC APPROVES PECO SETTLEMENTS

Residential electric bills to increase 5 percent, residential gas bills to increase 1 percent beginning Jan. 1, 2011

PHILADELPHIA (December 16, 2010) – Today the Pennsylvania Public Utility Commission (PUC) approved PECO’s settlements with all interested parties regarding the increase in electric and natural gas delivery rates for customers beginning Jan, 1, 2011. As a result of this and the company’s final electricity purchases to serve customers, residential electric customer bills are expected to increase on average about 5 percent, or about $5 a month, beginning in January. Overall bills for PECO residential natural gas customers will increase on average about 1 percent, or about $1 a month. Customers may be able to save money by purchasing their electricity and natural gas from a competitive supplier if supplier prices are lower than PECO’s Price to Compare.

“This has been a year of change for our customers,” said PECO President and CEO Denis O’Brien. “We are moving from capped rates to market prices for electricity and we are changing our delivery rates for the first time in decades. Today’s PUC approval marks the final stage in this transition. We are pleased that we were able to reduce the overall impact to our customers as much as possible and that we have the tools and programs in place to help customers offset the impact of these changes.”

Customer bills are made up of basically two parts – the electricity / natural gas used by customers and the cost to deliver that electricity / natural gas to the customer. The electricity / natural gas used by customers – or the commodity charges – make up about two-thirds of a total bill. These costs are passed along directly to customers at exactly the price that PECO pays. These costs change quarterly, as market prices change. PECO will continue to update its Price to Compare quarterly to help customers evaluate offers from competitive suppliers.

The delivery charge, or the portion of the bill that covers PECO’s costs to deliver electricity / natural gas, is about one-third of the bill. These charges are set by PECO and approved by the PUC.

As part of Pennsylvania Electric Choice, customers can shop for electricity from a competitive electric generation supplier. Customer can shop with a competitive supplier at any time – before or after Jan, 1, 2011 – and may save money if supplier prices are lower than PECO’s Price to Compare.

To shop:

•	Use PECO’s Price to Compare to evaluate offers from competitive electric generation suppliers.

•	PECO’s average residential Price to Compare for the first three months of 2011 is 9.92 cents per kilowatt hour (kWh).

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PUC Approval Release

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Customers can calculate their individual Price to Compare with PECO Price to Compare Calculator on the company’s website at www.peco.com. In addition, customers’ individual Price to Compare also will be listed on bills beginning in January.

•	To find competitive electric generation suppliers or learn more about shopping for electricity visit the Pennsylvania Public Utility Commission’s website at www.papowerswitch.com.

Customers also can purchase their natural gas from a competitive natural gas supplier. To learn more about shopping with a competitive natural gas supplier visit http://www.oca.state.pa.us/.

Whether customers are purchasing their electricity / natural gas from a competitive electric generation supplier or from PECO, PECO will continue to safely deliver electricity and natural gas, provide billing and customer support, and respond to outages and other emergencies for ALL customers.

Customers also can offset the impact of these changes by using less energy. Through PECO Smart Ideas, the company’s full suite of energy-saving and demand response programs:

•	More than 700 stores currently sell PECO discounted CFL bulbs. These light bulbs use up to 75 percent less energy and last about 10 times longer than traditional light bulbs.

•	PECO is paying rebates to customers who purchase qualified energy-efficient appliances and high-efficiency natural gas furnaces, boilers and hot water heaters.

•	PECO is paying incentives to customers who allow us to pick up older, energy-wasting refrigerators and freezers.

•	PECO pays residential customers $120 a year ($30/month June – September) to remotely manage central air-conditioning systems during times of high demand for electricity.

•	PECO offers an online home energy audit to help customers understand how they currently use energy and how they can use less.

Just by replacing five bulbs with CFLs and raising your thermostat two degrees during the summer, you can save more than $8 a month – more than offsetting the expected increase. To learn more about saving energy and money with PECO Smart Ideas visit www.peco.com/SmartIdeas.

PECO also offers payment options, like Budget Billing, to help customers manage their bills. Budget Billing divides energy costs evenly throughout the year. And, programs also are available to help customers who may be struggling to pay their energy bills. Through our Universal Services programs, we assist more than 130,000 low-income customers each year with reduced rates, free energy-efficiency improvements and Federal Low-Income Home Energy Assistance Program funding.

To learn more about all of these changes visit www.pecoanswers.com.

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Based in Philadelphia, PECO is an electric and natural gas utility subsidiary of Exelon Corporation (NYSE: EXC). PECO serves 1.6 million electric and 485,000 natural gas customers in southeastern Pennsylvania and employs about 2,400 people in the region. PECO delivered 83.7 billion cubic feet of natural gas and 39.4 billion kilowatt-hours of electricity in 2008. Founded in 1881, PECO is one of the Greater Philadelphia Region’s most active corporate citizens, providing leadership, volunteer and financial support to numerous arts and culture, education, environmental, economic development and community programs and organizations.

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